Exhibit 99.3 Governance Guidelines of Simpson Manufacturing Co., Inc.

October 19, 2016

1.Director Qualification Standards

Simpson Manufacturing Company, Inc. (the “Company”) seeks as directors persons of reputation, integrity and accomplishment - individuals who bring to board issues a range of talents, useful experience, information and insights. A majority of outside directors must be independent. To be independent, an outside director must have no financial, family or close personal ties to the Company or its executive officers and must meet the NYSE regulatory standard of independence. Within three years of becoming a director, an outside director is expected to own Company stock, including options (valued using Black- Scholes), having a value at least equal to the annual board retainer. No outside director will be nominated for re-election after 15 years of board service except for directors who have already served on the Company’s Board of Directors by December 31, 2016, provided that the Board of Directors, or its Governance and Nominating Committee, may waive the application of such term limit from time to time on a case-by-case basis, in their sole discretion.

2.Key Director Responsibilities

Directors are expected to attend all board meetings and meetings of the committees on which they are members, be well-prepared by studying in advance meeting materials and analysts' reports and by staying abreast of trends and issues that affect Company performance. In all meetings, directors are expected to assure that the agenda includes items they deem important and to evaluate, add value and, as appropriate, act on agenda items. Directors review operating plans, approve budgets, and monitor the implementation of Company strategy and financial performance. Directors oversee the Company's risk profile and monitor its control environment. Outside directors compose the Compensation and Leadership Development Committee, which sets compensation for the executive officers and regularly reviews succession plans. Directors are expected to both challenge and support management. They are expected to encourage critique and discussion, to work together in a healthy atmosphere of give and take, and, when necessary, to take tough, constructive stands.

3.Director Access to Management and, as Necessary and Appropriate, Independent Advisors

Senior Company managers who are not board members are invited to attend board meetings both to make presentations and to serve as a resource for questions and discussion. Independent directors have ready access to management as needed for their board or committee duties. The charters for the four basic board committees of the Board of Directors - Audit, Compensation and Leadership Development, Governance and Nominating and Acquisition and Strategy - authorize them to retain such independent, outside advisors as committee members decide are necessary for their work.

4.Compensation of Directors

We pay each of our directors whom we do not compensate as an officer or employee an annual retainer of $65,000. We pay the Independent Chairman of the Board of Directors an additional annual fee of $56,500 and we pay the Chair of the each of the Audit Committee, the Compensation and Leadership Development Committee, the Acquisition and Strategy Committee and the Governance and Nominating Committee an additional annual fee of $10,000. The annual retainer is paid quarterly and the fees for the Chairman of the Board of Directors and each committee Chair are paid at the time of the annual meeting of stockholders each year, and are not prorated. Outside directors will also receive $2,000 for every day in excess of 12 during a single calendar year that the Board of Directors and/or committee meetings are held.

We also reimburse outside directors for expenses that they incur to attend Board of Directors and committee meetings, to visit our facilities and to participate in educational programs. We pay each outside director $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

Each of our outside directors, whether newly appointed or continuing his or her service, is eligible to receive an award of restricted stock units under our 2011 Incentive Plan each year. The value of the award approximates the value of the annual cash retainer. The awards are made at the time of the annual meeting of stockholders and restrictions on 100% of the restricted stock units lapse on the award date.

In February 2015, the Compensation and Leadership Development Committee imposed stock ownership guidelines for each of our directors whom we do not compensate as an officer or employee. The guideline counts only common stock owned and does not include stock options or restricted stock units. Each Director has 5 years to comply with these guidelines. The guideline for stock ownership for each of our Directors is computed as 3 times their annual cash retainer ($195,000).

Exhibit 99.3                                            Page 1

5.Director Orientation and Continuing Education

New directors are oriented to the Company's business and governance through meetings with Company officers and directors and site visits. The Secretary of the Company is responsible for arranging the orientation program for new directors. The Company supports and pays for participation in continuing education programs to assist directors in performing their board responsibilities.

6.Officer Performance

Annually, the Compensation and Leadership Development Committee reviews the Chief Executive Officer and other senior officers of the Company. The Chair of the Compensation and Leadership Development Committee reports on that evaluation to the outside directors. The annual performance review is based on the following Chief Executive Officer rating factors: leadership, strategic planning, financial results, succession planning, human resources, communication, external relations and board relations.

7.Officer Succession

On a regular basis, the outside directors meet with the Chairman of the Board of Directors and the Chief Executive Officer to review succession planning. During the Chief Executive Officer's absence or inability to act, the Chairman of the Board of Directors assumes the Chief Executive Officer's duties on a temporary basis, until the permanent Chief Executive Officer returns, or the Board of Directors, using the criteria established for Chief Executive Officer evaluation, appoints a new Chief Executive Officer.

8.Chairman Presiding at Board Meetings and Rotation of Committee Chairs

When directors meet in executive session, the Chairman of the Board of Directors presides at the meeting. The Chair of each board committee is not routinely rotated. Through annual review, a policy of gradual rotation is in place.

Exhibit 99.3                                            Page 2